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GEAC LOGO                                                          COMSHARE LOGO

                                                                    News Release
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                   GEAC EXTENDS SUBSEQUENT OFFERING PERIOD OF
                  TENDER OFFER FOR COMSHARE TO AUGUST 13, 2003

          - APPROXIMATELY 89.8% OF COMSHARE'S SHARES TENDERED TO DATE -

MARKHAM, ONTARIO AND ANN ARBOR, MICHIGAN -- August 12, 2003 -- Geac Computer Corporation Limited (TSX: GAC), a global enterprise software company for Business Performance Management, and Comshare, Incorporated (Nasdaq: CSRE), a leading provider of software that helps companies implement and execute strategy, today announced that the expiration date of the subsequent offering period for Geac's tender offer to purchase all the outstanding common shares of Comshare, originally set for 5:00 p.m. EDT on August 11, 2003, has been extended by two days, to 5:00 p.m. EDT on Wednesday, August 13, 2003, which will permit the acceptance by Geac of late tenders. Based upon a preliminary tally by Equiserve Trust Company, N.A., the depositary for the offer, 9,741,905 shares, or approximately 89.8% of Comshare's outstanding shares, had been validly tendered by the close of business on August 11, 2003, the originally scheduled expiration date for the subsequent offering period. Common shares of Comshare validly tendered during the subsequent offering period will be accepted immediately and paid for promptly as they are accepted. Holders who validly tender during the subsequent offering period will receive the same offer price of US$4.60 net per share, in cash, paid to holders who tendered during the original offering period. Pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, no withdrawal rights will apply during the subsequent offering period.

Questions and requests for assistance concerning the offer may be directed to Georgeson Shareholder Securities Corporation, the dealer manager for the offer, at (800) 445-1790, or Georgeson Shareholder Communications Inc., the information agent for the offer, at (800) 286-9178.

ABOUT GEAC
Geac (TSX: GAC), is a global enterprise software company for Business Performance Management, providing customers worldwide with the core financial and operational solutions and services to improve their business performance in real time. Further information is available at http://www.geac.com or through e-mail at info@geac.com.

ABOUT COMSHARE
Comshare, Incorporated (NASDAQ:CSRE) is a leading provider of software that helps companies implement and execute strategy. Comshare's corporate performance management application encompasses planning, budgeting, forecasting, financial consolidation, management reporting and analysis. For more information on Comshare, please call 1-800-922-7979, send email to info@comshare.com or visit Comshare's website at www.comshare.com.

SAFE HARBOR STATEMENT
Geac has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, and Comshare has filed with the Commission a solicitation/recommendation statement on Schedule 14D-9,

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with respect to the tender offer. Comshare stockholders are advised to read
Geac's tender offer statement and Comshare's solicitation/recommendation statement, as amended, because they contain important information about Geac, Comshare, the tender offer and the merger. Comshare stockholders may obtain free copies of these statements from the Securities and Exchange Commission's website at www.sec.gov, or by contacting Geac Investor Relations at 905-475-0525 x3325 or investor@geac.com or Comshare Investor Relations at 734-994-4800 or bjarzynski@comshare.com.

This press release may contain forward-looking statements based on current expectations. Important factors that could cause a material difference between these forward-looking statements and actual events include those set forth under the heading "Risks and Uncertainties" in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 contained in its Report of Foreign Issuer on Form 6-K, filed with the United States Securities and Exchange Commission on July 2, 2003, copies of which are available through the website maintained by the SEC at www.sec.gov, and in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 filed with the Canadian Securities Administrators on June 25, 2003 and available through the website maintained by the Canadian Depository for Securities Limited at www.sedar.com.

FOR FURTHER INFORMATION

Melody Firth
Geac
905.475.0525
melody.firth@geac.com